Exhibit 5.1

Watson, Farley & Williams (New York) LLP

100 Park Avenue

New York, NY  10017

November 6, 2006

14 Akti Kondyli

185 45 Piraeus

Greece

Form S-8 Registration Statement

Dear Sirs:

We have acted as special counsel to Danaos Corporation (the “Company”) on matters of Marshall Islands law in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 3,273,450 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”), which may be issued to eligible participants pursuant to awards granted under the Company’s 2006 Equity Compensation Plan (the “Plan”), and related preferred stock purchase rights (the “Rights”) under a Stockholder Rights Agreement dated as of September 18, 2006 (the “Stockholder Rights Agreement”) between the Company and American Stock Transfer & Trust Company, as Rights Agent.

In rendering this opinion, we have examined originals or photocopies of the Registration Statement, the Plan, the Stockholder Rights Agreement, and all such other documents, including certificates of public officials and representatives of the Company, as we have deemed necessary.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as photocopies and the accuracy of the factual representations made to us by officers and other representatives of the Company.  We have also assumed the power, authority and legal right of all parties (other than the Company) to the aforesaid documents to enter into and perform their respective obligations thereunder, and the due authorization, execution and delivery of such documents by such parties.  We have further assumed the validity and enforceability of the aforesaid documents under all applicable laws other than Marshall Islands law.  As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

This opinion is limited to Marshall Islands law as of the date hereof.  In rendering our opinion in Paragraph E below we have, with your permission, relied on the opinion addressed to you dated the date hereof of Morgan, Lewis & Bockius LLP, U.S. counsel to the Company, with respect to the Stockholder Rights Agreement.  In rendering our opinion as to the valid existence in good standing of the Company, we have relied solely on a Certificate of Goodstanding issued by the Registrar of Corporations of the Republic of The Marshall Islands on November 3, 2006.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

A.                                                                                                                   The Company has been domesticated and is validly existing in goodstanding as a corporation under the laws of the Republic of the Marshall Islands.

B.                                                                                                                     The Shares, when issued and the consideration therefor has been paid for as contemplated by the

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                                                                                                Plan and the terms of the awards made thereunder, will be validly issued, fully paid and non-assessable.

C.                                                                                                                     The Company has the corporate power and authority to enter into, execute, deliver and perform the Stockholder Rights Agreement.

D.                                                                                                                    The Company has duly authorized the execution and delivery of the Stockholder Rights Agreement and the issuance of the Rights, and has duly executed and delivered the Stockholder Rights Agreement.

E.                                                                                                                      When issued in accordance with the terms of the Stockholder Rights Agreement, the Rights will have been validly issued and will constitute valid and binding obligations of the Company.

Our opinion in Paragraph E above is subject to the qualification that the rights and remedies of any party to the Stockholder Rights Agreement (a) may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting generally the enforcement of creditors’ rights from time to time in effect, and (b) are subject to general principles of equity (regardless of whether such rights and remedies are considered in a proceeding in equity or at law), including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or other similar principles.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP